CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 110 to Registration Statement No. 33-64872 on Form N-1A of our report dated May 16, 2018, relating to the financial statements and financial highlights of Small Cap Value Fund, one of the series of American Century Capital Portfolios, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of American Century Capital Portfolios, Inc. for the year ended March 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
March 28, 2019